EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Louise A. Walker                         October 26, 2022

President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports 3rd Quarter 2022 Earnings
Net Loan Growth, Excluding PPP Loans, was Up 28.8% Year Over Year1

Dixon, California—First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $11.2 million, or $0.80 per diluted share, for the nine months ended September 30, 2022, up 1.5% compared to net income of $11.0 million, or $0.77 per diluted share, for the nine months ended September 30, 2021.

Net income for the quarter ended September 30, 2022 was $4.6 million, or $0.33 per diluted share, up 1.3% compared to net income of $4.5 million, or $0.32 per diluted share, for the quarter ended September 30, 2021.

Provision for loan loss totaled $300,000 for the three months ended September 30, 2022, compared to a reversal of provision for loan losses of $1,800,000 for the same period in 2021. Provision for loan loss totaled $900,000 for the nine months ended September 30, 2022, compared to a reversal of provision for loan losses of $1,500,000 for the same period in 2021. The current period provision for loan loss is primarily due to current year loan growth. The prior period reversal of provision for loan losses was primarily due to a decrease in specific reserves on loans to one borrower.

Total assets as of September 30, 2022 were $1.93 billion, an increase of $8.2 million, or 0.4%, compared to September 30, 2021. Total deposits as of September 30, 2022 were $1.80 billion, an increase of $49.9 million, or 2.9%, compared to September 30, 2021. Total net loans (including loans totaling $0.5 million made under the SBA’s Paycheck Protection Program (PPP) as of September 30, 2022 were $971.2 million, an increase of $145.6 million, or 17.6%, compared to total net loans (including loans held-for-sale and loans totaling $72.0 million made under the SBA’s PPP) of $825.6 million as of September 30, 2021.  The increase in net loans was primarily driven by originations of commercial real estate, agriculture, and residential mortgage loans, which was partially offset by payoffs, and the forgiveness and SBA reimbursement on loans made under the SBA’s PPP.

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Excluding PPP loans, net loan growth as of September 30, 2022 was $217.10 million, or 28.8%, compared to September 30, 2021.1  The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of September 30, 2022.

Commenting on the Company’s financial results, President & Chief Executive Officer Louise Walker stated, “We remain focused on executing our strategic initiatives and are closely monitoring risks related to the continued impact of high inflation on both consumer and business clients. Given our strong capital, consistent earnings, solid credit portfolio and excellent liquidity, we believe that we are well positioned to help our clients navigate the challenging economic environment.”

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended June 30, 2022 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s execution on strategic initiatives and competitive positioning, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

1 The presentation of net loan growth, excluding loans under the SBA’s PPP, is a non-GAAP financial measure.  Management believes that this non-GAAP financial measure is useful to investors in light of the short-term and non-recurring impact of loans made under the SBA’s PPP on the Company’s financial statements.